EXHIBIT 23.1
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the use of our report dated April 6, 2004, except as to Note L which is dated as of April 14, 2004, with respect to the consolidated balance sheets of GMX Resources Inc. and subsidiaries as of December 31, 2002 and 2003 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended, appearing in the annual report on Form 10-KSB of GMX Resources Inc., for the year ended December 31, 2003, incorporated herein by reference in this Registration Statement of GMX Resources Inc. on Form S-3 and to the reference to us under the heading "Experts" in the Registration Statement.

     Our report refers to a change in accounting for asset retirement obligations as of January 1, 2003.


/s/ KPMG LLP
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KPMG LLP

Oklahoma City, Oklahoma
March 7, 2005